REDEMPTION AND TRANSFER AGREEMENT
This Redemption and Transfer Agreement, dated as of November 19, 2013 (this “Agreement”), is by and between Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). ETE and ETP are sometimes individually referred to herein as a “Party” and together referred to herein as the “Parties.” Defined terms used but not defined herein have the meaning given to them in Annex A.
WHEREAS, ETE is the record holder of 44,324,102 common units (the “Subject Units”) representing limited partner interests in ETP (“ETP Common Units”);
WHEREAS, prior to the Closing and upon the consummation of the Assignment Transactions (as defined herein), ETP will own 100% of the outstanding limited liability company interests (the “Trunkline Interest”) in Trunkline LNG Company, LLC, a Delaware limited liability company (“Trunkline);
WHEREAS, the Parties desire that ETE transfer to ETP and ETP redeem (the “Redemption”) from ETE 18,710,000 of the Subject Units (the “Redeemed Units”) in exchange for the Transfer (as defined herein);
WHEREAS, in connection with the Redemption and the Transfer, (i) ETE and ETP propose to enter into an amendment (the “SSA Amendment”) to that certain Shared Services Agreement dated as of August 26, 2005, as amended by the First Amendment to Shared Services Agreement dated as of May 26, 2010 and the Second Amendment to Shared Services Agreement dated April 30, 2013, in the form attached as Annex B hereto and (ii) ETE shall cause the General Partner to enter into Amendment No. 6 (the “Partnership Agreement Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of ETP, as amended, in the form attached as Annex C hereto (as amended, the “Partnership Agreement”), upon the terms set forth in this Agreement;
Accordingly, the Parties agree as follows:
ARTICLE I
REDEMPTION OF THE REDEEMED UNITS
Section 1.1    Redemption and Cancellation of the Redeemed Units. Pursuant to the terms of this Agreement, at the Closing (as defined herein), ETP shall redeem all of ETE’s right, title and interest in and to the Redeemed Units, free and clear of all Liens in exchange for the Transfer as provided for in Section 1.3. The closing of the Redemption and the Transfer, along with the other transactions contemplated by this Agreement (the “Closing”), shall take place on February 10, 2014 or on such subsequent date as soon as is practicable thereafter on which all conditions set forth in Sections 1.4, 1.5 and 1.6 have been met (or waived by the Parties) (other than conditions which can only be satisfied as of the Closing Date, which shall have been met or waived on such date) (the “Closing Date”) at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas, unless otherwise agreed to in writing by the Parties. Immediately after the Closing, ETP shall cancel the Redeemed Units.

Section 1.2    Delivery of Redeemed Units. At the Closing, ETE shall deliver or cause to be delivered to ETP the Redeemed Units to be redeemed by ETP pursuant to this Agreement, together with such other transfer documents or instruments that may be necessary, or which ETP may reasonably request, in order to deliver to ETP the Redeemed Units, free and clear of all Liens.
Section 1.3    Consideration for Redemption. As consideration for the Redemption as described in Section 1.1, at the Closing, upon delivery of the Redeemed Units as set forth in Section 1.2, ETP shall assign and transfer the Trunkline Interest to ETE (the “Transfer”), such Transfer to be evidenced by the delivery of an assignment, in the form attached as Annex D hereto (the “Assignment”).
Section 1.4    Mutual Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;
(b)    all material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by any Governmental Authority with respect to the transactions contemplated by this Agreement shall have been obtained or made, in each case without any material limitations or conditions, and there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and
(c)    Each of Trunkline and BG LNG Services, LLC (“BG LNG Services”) shall have executed and delivered the Negotiated Rate Letter Agreement.
Section 1.5    Conditions to ETE’s Obligations. The obligation of ETE to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by ETE in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    ETP shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by ETP on or prior to the Closing Date;
(b)    each of the representations and warranties of ETP contained in Article III shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;
(c)    ETP shall have executed and delivered the closing deliverables described in Section 1.8;

(d)    ETE shall have received its distributions with respect to the Redeemed Units for the quarter ending December 31, 2013;
(e)    there shall not have occurred a Trunkline Material Adverse Effect with respect to Trunkline that has not been cured prior to the End Date (as defined herein); and
(f)    ETP shall have delivered (i) an audited balance sheet of Trunkline and its consolidated subsidiaries as of December 31, 2012 and audited income statement and statements of cash flows of Trunkline and its consolidated subsidiaries for the year ended December 31, 2012 and (ii) an unaudited balance sheet of Trunkline and its consolidated subsidiaries as of September 30, 2013 and unaudited income statement and statements of cash flows of Trunkline and its consolidated subsidiaries for the nine months ended September 30, 2013.
Section 1.6    Conditions to ETP’s Obligations. The obligation of ETP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by ETP in writing, in whole or in part, to the extent permitted by applicable Law):
(a)    ETE shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by ETE on or prior to the Closing Date;
(b)    each of the representations and warranties of ETE contained in Article II shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;
(c)    the Assignment Transactions shall have been completed;
(d)    ETP shall have received, directly or indirectly, a distribution from Trunkline in an amount equal to the total payments received by Trunkline from BG LNG Services pursuant to any of the agreements listed on Schedule 3.7 hereto with respect to services provided for any period up to and including December 31, 2013; and
(e)    ETE shall have executed and delivered the closing deliverables described in Section 1.7.
Section 1.7    ETE Closing Deliverables. Upon the terms of this Agreement, at the Closing, ETE shall deliver (or cause to be delivered):
(a)    the Redeemed Units and such other transfer documents or instruments that may be necessary to deliver to ETP the Redeemed Units in accordance with Section 1.2;
(b)    a certificate, dated the Closing Date and signed by a duly authorized officer on behalf of ETE, in his or her capacity as such, stating that:

(i)	ETE has performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such ETE Party on or prior to the Closing Date; and

(ii)	each of the representations and warranties of ETE contained in Article II are true and correct on and as of the Closing Date in all material respects;
(c)    the SSA Amendment, which shall have been duly executed on behalf of ETE;
(d)    the Assignment, which shall have been duly executed on behalf of ETE;
(e)    the Partnership Agreement Amendment, which shall have been duly executed on behalf of the General Partner; and
(f)    all other documents, instruments and writings required to be delivered by ETE at the Closing under this Agreement.
Section 1.8    ETP Closing Deliverables. Upon the terms of this Agreement, at the Closing, ETP shall deliver (or cause to be delivered):
(a)    a certificate, dated the Closing Date and signed by a duly authorized officer on behalf of ETP, in his or her capacity as such, stating that:

(i)
ETP has performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by ETP on or prior to the Closing Date; and

(ii)	each of the representations and warranties of ETP contained in Article III are true and correct on and as of the Closing Date in all material respects;
(b)    the SSA Amendment, which shall have been duly executed on behalf of ETP;
(c)    the Assignment, which shall have been duly executed on behalf of ETP; and
(d)    all other documents, instruments and writings required to be delivered by ETP at the Closing under this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ETE
ETE represents and warrant to ETP as of the date hereof as follows:
Section 2.1    Organization. ETE is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 2.2    Power and Authority; Enforceability. ETE has full limited partnership power and authority to execute and deliver each of the Transaction Documents to which it is a party, and consummate the transactions contemplated thereby. The execution and delivery by ETE of the Transaction Documents to which it is a party and the consummation by ETE of the transactions contemplated thereby have been duly authorized by all requisite limited partnership action on the part of ETE and no further consent, approval or action is required by or from ETE, the board of directors of ETE’s general partner or ETE’s unitholders in connection with the transactions contemplated thereby. The execution and delivery by the General Partner of the Partnership Agreement Amendment has been duly authorized by all requisite limited partnership action on the part of ETE, as the sole member of the general partner of the General Partner, and no further consent, approval or action is required by or from ETE, the board of directors of ETE’s general partner or ETE’s unitholders in connection with the transactions contemplated thereby. Assuming this Agreement has been duly authorized, executed and delivered by ETP, this Agreement constitutes a legal, valid and binding obligation of ETE, enforceable against ETE in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”). On the Closing Date, assuming the SSA Amendment and the Assignment have been duly authorized, executed and delivered by ETP, each of the SSA Amendment and the Assignment will constitute legal, valid and binding obligations of ETE, enforceable against ETE in accordance with its terms, subject to the Enforceability Exceptions.
Section 2.3    No Conflicts. The execution, delivery and performance by ETE of the Transaction Documents to which ETE is a party, and the consummation by ETE of the transactions contemplated thereby, do not and will not (a) violate any Law applicable to ETE, (b) conflict with any provision of the certificate of limited partnership or partnership agreement of ETE, (c) require or make necessary any consent, approval or other action of, or notice to, any Person under any agreement or other document or instrument to which ETE is a party or by which ETE, or any of ETE’s assets or properties, are bound, except for (i) the consent required under the ETE Term Loan, (ii) the consent required under the ETE Revolving Facility and (iii) those consents, approvals or other actions that have already been obtained or made, or (d) conflict with, or result in a violation of, any agreement or other document or instrument to which ETE is a party or by which ETE, or any of ETE’s assets or properties, are bound.
Section 2.4    Redeemed Units. As of the date hereof, ETE is the direct record and beneficial owner of 44,324,102 ETP Common Units, and, after giving effect to the Redemption, will be the direct record and beneficial owner of 25,614,102 ETP Common Units. In addition to the Subject Units, ETE indirectly is the beneficial owner of 5,226,967 ETP Common Units owned by ETE Common Holdings, LLC (the “ETE Holdings Units”). The Subject Units and the ETE Holdings Units will constitute all of the ETP Common Units owned of record or beneficially by ETE immediately prior to giving effect to the transactions contemplated hereby. Upon delivery of the Trunkline Interest to ETE at the Closing as consideration as provided for in Section 1.3, ETE shall deliver the Redeemed Units to ETP free and clear of all Liens. None of the Redeemed Units are subject to any voting trust or other contract, agreement, arrangement, commitment or understanding, written or oral, restricting or otherwise relating to the voting or disposition of the Redeemed Units, other than this Agreement and the organizational documents of ETP. No proxies or powers of attorney have been granted with respect to the Redeemed

Units, other than proxies or powers of attorney that (a) would not reasonably be expected to impair the ability of ETE to deliver the Redeemed Units to ETP pursuant to this Agreement and (b) would not apply to the Redeemed Units after the delivery of the Redeemed Units to ETP pursuant to this Agreement. Except as contemplated herein, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which ETE is or may become obligated to transfer any of the Redeemed Units, except as (x) would not reasonably be expected to impair the ability of ETE to deliver the Redeemed Units to ETP pursuant to this Agreement and (y) would not apply to the Redeemed Units after the delivery of the Redeemed Units to ETP pursuant to this Agreement.
Section 2.5    Litigation. There is no action, suit, claim, proceeding or other legal, administrative or arbitrational proceeding (“Proceeding”) pending or, to the knowledge of ETE, threatened against ETE, or against any officer, manager or director of ETE, in each case related to the Redeemed Units or the transactions contemplated hereby. ETE is not a party or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority relating to the Redeemed Units or the transactions contemplated hereby.
Section 2.6    Governmental Authorizations. Except for any filings that may be required pursuant to (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) and (b) Sections 13(d), 13(f) and 13(g) of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of ETE in connection with the execution, delivery and performance by ETE of the Transaction Documents to which it is a party or the delivery of the Redeemed Units to ETP pursuant to this Agreement.
Section 2.7    Trunkline Interest Acquisition. ETE is acquiring the Trunkline Interest for its own account with the present intention of holding the Trunkline Interest for investment purposes and not with a view to or for sale in connection with any public distribution of the Trunkline Interest in violation of any federal or state securities Laws. ETE acknowledges that the Trunkline Interest has not been registered under federal and state securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
Section 2.8    Acknowledgement. ETE acknowledges that it has made its own analysis of the fairness of the transactions contemplated hereby and has not relied on any advice or recommendation by ETP or its partners, directors, officers, affiliates, agents or representatives with respect to its decision to enter into this Agreement and to consummate the transactions contemplated hereby. ETE has had sufficient opportunity and time to investigate and review the business, management and financial affairs of Trunkline, and has had sufficient access to the management of Trunkline, before its decision to enter into this Agreement, and further has had the opportunity to consult with all advisers it deems appropriate or necessary to consult with in connection with this Agreement and any action arising hereunder, including tax and accounting advisers. ETE acknowledges that, in connection with its entry into this Agreement and consummation of the transactions contemplated hereby, ETE has not relied on any representations or warranties of ETP, or any partner, director, officer, affiliate, agent or representative of ETP, except for the representations or warranties of ETP set forth in Article III of this Agreement and the documents delivered by ETP in connection with the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ETP
ETP represents and warrants to ETE as of the date hereof as follows:
Section 3.1    Organization. ETP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.
Section 3.2    Power and Authority; Enforceability. ETP has full limited partnership power and authority to execute and deliver each of the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. The execution and delivery by ETP of the Transaction Documents to which it is a party and the consummation by ETP of the transactions contemplated thereby have been duly authorized by all requisite limited partnership action on the part of ETP and no further consent, approval or action is required by or from ETP, the board of directors of the General Partner’s general partner or ETP’s unitholders in connection with the transactions contemplated thereby. Assuming this Agreement has been duly authorized, executed and delivered by ETE, this Agreement constitutes a legal, valid and binding obligation of ETP, enforceable against ETP in accordance with its terms, subject to the Enforceability Exceptions. On the Closing Date, assuming the SSA Amendment and the Assignment have been duly authorized, executed and delivered by ETE, each of the SSA Amendment and the Assignment will constitute legal, valid and binding obligations of ETP, enforceable against ETP in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.3    Trunkline Interest.
(a)    The Trunkline Interest is duly authorized and validly issued in accordance with the certificate of formation and limited liability company agreement of Trunkline and is fully paid and non-assessable (except as such non-assessability is affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act and the Amended and Restated Limited Liability Company Agreement (the “Trunkline LLC Agreement”) of Trunkline).
(b)    As of the Closing Date, ETP will own the Trunkline Interest and have good and marketable title thereto, free and clear of all Liens, encumbrances, security interests, pledges, mortgages, charges or other claims.
(c)    Upon the Closing, ETE will acquire good and marketable title to the Trunkline Interest, free and clear of all Liens, encumbrances, security interests, pledges, mortgages, charges or other claims, other than restrictions on transfer pursuant to the Trunkline LLC Agreement or applicable federal or state securities Laws.
(d)    There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person to acquire the Trunkline Interest that has not been waived.

Section 3.4    No Conflicts. The execution, delivery and performance by ETP of the Transaction Documents to which it is a party, and the consummation by ETP of the transactions contemplated thereby, do not and will not (a) violate any Law applicable to ETP, (b) conflict with any provision of the certificate of limited partnership or the Partnership Agreement of ETP, (c) require or make necessary any consent, approval or other action of, or notice to, any Person under any agreement or other document or instrument to which ETP is a party or by which ETP, or any of ETP’s assets or properties, are bound, except for those that have been obtained or made prior to the date hereof, or (d) conflict with, or result in a violation of, any agreement or other document or instrument to which ETP is a party or by which ETP, or any of ETP’s assets or properties, are bound.
Section 3.5    Litigation. There is no Proceeding pending or, to the knowledge of ETP, threatened against ETP, or against any officer, manager, partner or director of ETP, in each case related to the Redeemed Units, the Trunkline Interest or the transactions contemplated hereby. ETP is not a party or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority relating to the Redeemed Units, the Trunkline Interest or the transactions contemplated hereby.
Section 3.6    Governmental Authorizations. Except for any filings that may be required pursuant to (a) the HSR Act and (b) Sections 13(d), 13(f) and 13(g) of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of ETP in connection with the execution, delivery and performance by ETP of the Transaction Documents to which it is a party and the transactions contemplated thereby.
Section 3.7    Material Trunkline Contracts. Schedule 3.7 contains a list of all material agreements between Trunkline and BG LNG Services as of the date of this Agreement. A copy of each Material Trunkline Contract that is true, correct and complete in all material respects has been made available to ETE. Trunkline has not received from any other party to a Material Trunkline Contract any written notice of any breach or violation by Trunkline of any Material Trunkline Contract. To the knowledge of ETP, no event has occurred which (with notice or lapse of time, or both) would constitute a material default or event of default by Trunkline under the terms of any Material Trunkline Contract. Trunkline has performed its obligations under the Material Trunkline Contracts in all material respects. Subject to any Enforceability Exceptions, (i) each of the Material Trunkline Contracts is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of Trunkline and, to the knowledge of ETP, each other party thereto, and (ii) to the knowledge of ETP, no other party to any Material Trunkline Contract is in material breach of the terms, provisions or conditions of such Material Trunkline Contract.
ARTICLE IV
SURVIVAL
All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement for one year after the Closing Date.

ARTICLE V
COVENANTS

Section 5.1    Reasonable Best Efforts Prior to Closing.
(a)    Prior to Closing and subject to Section 5.1(b), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to satisfy the conditions to Closing set forth in Article I hereunder and to consummate the transactions contemplated by this Agreement.
(b)    ETP shall use its reasonable best efforts to cause, through one or a series of transactions, the Trunkline Interest to be transferred to ETP by Trunkline LNG Holdings LLC, a Delaware limited liability company in exchange for the cancellation by ETP of the Intercompany Note (together, the “Assignment Transactions”), in each case not later than (i) March 31, 2014 (the “End Date”) or (ii) such earlier date as all material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by any Governmental Authority or any other third party with respect to the Assignment Transactions shall have been obtained or made, in each case without any material limitations or conditions.
Section 5.2    Prohibition on Sale of Redeemed Units. Prior to Closing, ETE shall not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Redeemed Units.
Section 5.3    Prohibition on Sale of Trunkline Interest. Prior to Closing and except as necessary to effect the Assignment Transactions, ETP shall not and shall not permit any of its Subsidiaries to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Trunkline Interest.
Section 5.4    Operation of Business. Prior to Closing, ETP covenants and agrees that until the earlier of the Closing or the termination of this Agreement, unless ETE otherwise consents in writing, ETP shall use reasonable best efforts to cause Trunkline to operate only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing and except as required by this Agreement, required by applicable Law or consented to or approved by ETE (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, ETP shall not permit Trunkline:
(a)    to enter into any contracts, commitments or arrangements, including any hedging or risk management agreements that impose any material liability upon Trunkline, other than in the ordinary course of business consistent with past practice;
(b)    to terminate, amend, execute or extend any of the Material Trunkline Contracts, other than in accordance with their terms or in the ordinary course of business consistent with past practice or pursuant to the Negotiated Rate Letter Agreement;
(c)    to, except as expressly contemplated by this Agreement, transfer, sell, hypothecate, encumber or otherwise dispose of any assets of Trunkline with a value exceeding $25,000,000 individually or $100,000,000 in the aggregate, other than sales of inventory of Trunkline in the ordinary course of business;

(d)    to incur any indebtedness for borrowed money; or
(e)    from and after December 31, 2013 to make any distributions or dividend payments; provided, however that Trunkline shall be permitted to pay a distribution to ETP or any subsidiary thereof in an amount equal to the total payments received by Trunkline from BG LNG Services pursuant to any of the agreements listed on Schedule 3.7 hereto with respect to services provided for any period up to and including December 31, 2013.
Section 5.5    Mutual Benefits and Burdens. In the event that the Parties hereto realize federal income tax benefits or burdens related to ETP Holdco Corporation (“Holdco”) attributable to the period in which the Parties jointly owned Holdco that were unanticipated at the time of the transfer of ETE’s equity ownership interest in Holdco to ETP, then ETE and ETP shall share in such unanticipated benefits and burdens in relation to their respective equity ownership interests immediately prior to the time of such transfer.
ARTICLE VI
MISCELLANEOUS.
Section 6.1    Interpretation. Unless the context of this Agreement otherwise requires:
(a)    words of any gender include each other gender;
(b)    words using the singular or plural number also include the plural or singular number, respectively;
(c)    the terms “hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit, or Schedule or any subdivision of this Agreement;
(d)    references to “Article,” “Section,” “Annex,” subsection or other subdivision are to the Articles, Sections, Annexes, subsections and other subdivisions respectively, of this Agreement unless explicitly provided otherwise;
(e)    the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import;
(f)    references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it; and
(g)    the word “or” shall not be exclusive.
Section 6.2    No Third-Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties hereto and their respective successors or permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.
Section 6.3    Assignment. Neither of the Parties may assign all or any part of this Agreement without the prior written consent of the other Party hereto.
Section 6.4    Amendment; Waiver. This Agreement may not be amended, modified, supplemented, or restated, nor may any provision of this Agreement be waived, other than through a written instrument adopted, executed and agreed to by each of the Parties hereto.
Section 6.5    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each of the Parties shall execute and deliver all such future instruments and take such further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties.
Section 6.6    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:
If to ETE to:
Energy Transfer Equity, L.P.
3738 Oak Lawn
Dallas, Texas 75219
Telephone: (713) 989-7110 or (214) 981-0763
Facsimile: (713) 989-1212
Attention: General Counsel
With a copy (not itself constituting notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Telephone: (713) 546-7410
Facsimile: (713) 546-5401
Attention: William N. Finnegan IV
If to ETP:
Energy Transfer Partners, L.P.
3738 Oak Lawn
Dallas, Texas 75219
Telephone: (713) 989-7110 or (214) 981-0763

Facsimile: (713) 989-1212
Attention: General Counsel
With a copy (not itself constituting notice) to:
Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3708
Facsimile: (713) 615-5861
Attention: David P. Oelman
Section 6.7    Entire Agreement; Supersede. This Agreement, and any other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.
Section 6.8    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 6.9    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Chancery Court of the State of Delaware, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each Party agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Chancery Court of the State of Delaware, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto hereby agrees that, to the fullest extent permitted by law, service of process may be made on such Party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid services and that service made pursuant to this sentence shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 6.10    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed prior to termination of this Agreement in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 6.11    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 6.12    Headings. The descriptive headings used herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
Section 6.13    Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.
Section 6.14    Effectiveness. This Agreement shall become effective when it shall have been executed by the Parties hereto.
Section 6.15    Termination. This Agreement may be terminated at any time prior to the Closing by (a) mutual written consent of ETP and ETE or (b) by either ETE or ETP in the event that the Closing has not occurred on or prior to the End Date; provided, however that the right to terminate this Agreement under this Section 6.15(b) shall not be available to any party whose failure to fulfill its covenants or agreements under this Agreement has been the principal cause of the failure of the Closing to occur before the End Date. In the event of termination of this Agreement in accordance with this Section 6.15, this Agreement shall become void and there shall be no liability or obligation on the part of any Party; provided, however, in the event that either Party terminates this Agreement on or after the End Date and the Closing has not occurred because of the failure of the condition set forth in Section 1.4(c), then ETE agrees to reimburse ETP for all of its reasonable out-of-pocket expenses incurred in connection with the negotiation of, and its performance under, this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the Parties have duly executed this Agreement as of the date first written above.

ENERGY TRANSFER EQUITY, L.P.

By:    LE GP, LLC,
its general partner

By:     /s/ John W. McReynolds
Name: John W. McReynolds
Title: President

ENERGY TRANSFER PARTNERS, L.P.

By:	ENERGY TRANSFER PARTNERS GP, L.P.,
its general partner

By:	ENERGY TRANSFER PARTNERS, L.L.C.,
its general partner

By:     /s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title:     Chief Financial Officer

[Exchange Agreement Signature Page]

ANNEX A
Definitions
As used in this Agreement, the following terms have the meanings ascribed thereto below:
“ETE Revolving Facility” means that certain Amended and Restated Credit Agreement dated as of March 26, 2012 (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated September 13, 2012, that certain Amendment No. 2 to Amended and Restated Credit Agreement dated April 29, 2013 and that certain Amendment No. 3 to Amended and Restated Credit Agreement dated August 19, 2013 to be effective as of October 31, 2013).
“ETE Term Loan” means that certain Senior Secured Term Loan Agreement dated as of March 23, 2012 (as amended by that certain Amendment No. 1 to Senior Secured Term Loan Agreement dated August 2, 2012, that certain Amendment No. 2 to Senior Secured Term Loan Agreement dated April 25, 2013 and that certain Amendment No. 3 to Senior Secured Term Loan Agreement dated August 18, 2013 to be effective as of October 31, 2013).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“General Partner” means Energy Transfer Partners GP, L.P., the general partner of ETP.
“Governmental Authority” means any federal, state, local or foreign government or any court, arbitral tribunal, administrative or regulatory agency, self-regulatory organization (including the New York Stock Exchange) or other governmental authority, agency or instrumentality.
“Intercompany Note” means that certain Intercompany Promissory Note, dated as of July 31, 2013, between SUG and ETP, pursuant to which SUG has agreed to repay to ETP all amounts outstanding under Revolving Credit Loans (as defined in the Intercompany Note), with a face value of $1,089,692,000 as of the date hereof.
“Law” means any applicable constitutional provisions, statute, act, code, common law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretation or advisory opinion or letter of a domestic, foreign or international Governmental Authority.
“Lien” means (i) any lien, hypothecation, pledge, collateral assignment, security interest, charge or encumbrance of any kind, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent (including any agreement to give any of the foregoing) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, other than in each case, the restrictions under applicable securities laws and the Partnership Agreement and (ii) any purchase option, right of first refusal, right of first offer, call or similar right of a third party.
“Material Trunkline Contract” shall mean each of the contracts listed on Schedule 3.7 to which Trunkline is a party or that is binding upon Trunkline, to the extent such contract is currently executory.

    A-1

“Negotiated Rate Letter Agreement” shall mean the Negotiated Rate Letter Agreement in substantially the form attached hereto as Annex E, with such changes and modifications as are agreed to by ETE and ETP.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Securities Act” means the Securities Act of 1933, as amended.
“SUG” means Southern Union Company, a Delaware corporation.
“Transaction Documents” means this Agreement, the SSA Amendment, the Assignment and the Partnership Agreement Amendments.
“Trunkline Material Adverse Effect” shall mean any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Trunkline; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Trunkline Material Adverse Effect: (A) the announcement of the execution of this Agreement or the pendency of consummation of the Transfer (including the threatened or actual impact on relationships of Trunkline with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships)); (B) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which Trunkline conduct its business, so long as such changes or conditions do not adversely affect Trunkline in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates; (C) any change in applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect Trunkline in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (D) the failure, in and of itself, of Trunkline to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that the facts and circumstances underlying any such failure may, except as may be provided in subsections (A), (B), (C), and (E) of this definition, be considered in determining whether a Trunkline Material Adverse Effect has occurred; and (E) compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions at the request of, or with the consent of, ETP.

    A-2

ANNEX B
Form of Shared Services Agreement Amendment

ANNEX C
Form of Partnership Agreement Amendment

ANNEX D
Form of Assignment

ANNEX E
Form of Negotiated Rate Letter Agreement